Exhibit 99.1

Press Release	Source: Liberator Medical Holdings, Inc.
Liberator Medical Reports Record First Quarter Results
Monday February 9, 8:08 am ET
First Quarter Net Revenue Totals $5.45 Million with $376 Thousand in Net Income
STUART, FL—(MARKET WIRE)—Feb 9, 2009 — Liberator Medical Holdings, Inc. (Other OTC:LBMH.PK - News), announces net revenues of $5.45 million for the first fiscal quarter ended December 31, 2008. This represents an annual run rate of $21.8 million. Quarter-over-quarter net revenue growth was up 281% for the quarter ended December 31, 2008 compared to net revenues of $1.43 million for the quarter ended December 31, 2007. This increase was due to a substantial advertising campaign to obtain new mail order customers.
First Quarter 2009 Highlights
— Net revenues totaled $5.45 million, up 281% quarter-over-quarter
— Gross profit was $3.6 million, up $2.7 million or 297% from the quarter ending December 31, 2007
— Operating expenses were up only 106% from quarter ending December 31, 2007
— Net income was $376,766, or $0.01 per basic and fully diluted share
Mark Libratore, Liberator Medical’s CEO, stated: “We believe that we have successfully put into place an infrastructure that is capable of supporting a substantially higher sales volume with lower associated incremental costs. Looking forward, we think that the outlook for the demand for Company’s products and services remains strong. Over the next twelve months, we will focus on increasing advertising, increasing our customer base, continuing to service our current customer base, thereby increasing our return on advertising dollars. In summary, we are confident that our proven advertising and marketing efforts will continue to drive strong sales growth and profitability.”
Bob Davis, Liberator Medical’s CFO, said, “Net income for the 1st quarter of FY 2009 rose to 6.9% of net sales compared to net income for the 4th quarter of FY 2008 being 3.1% of net sales. The increase in net income for the first quarter was $243,660 or 20% of the increase in net sales of $1,203,975. Thus, the incremental net income was approximately 20% of incremental sales demonstrating significant economies of scale and expansion of profit margins.”
Financial Condition
As of December 31, 2008, the Company had cash of $3,761,607, an increase of $2,588,589 from September 30, 2008. Working capital as of December 31, 2008 was $4,359,658 compared to working capital of $1,730,700 at September 30, 2008. This increase in cash was due to the Company’s closing a $2.5 million convertible debt placement in October 2008 plus positive cash flows generated from operating activities during the quarter. The Company incurred interest expense of $272,512 for the three months ended December 31, 2008 compared to interest of $51,258 for the three months ended December 31, 2007, an increase of $221,254, primarily due to the issuance of convertible debt.
Results of Operations
The Company’s gross profit for the three months ended December 31, 2008 was up $2,697,363, or 297%, to $3,605,203 from $907,840 for the three months ended December 31st, 2007. Operating expenses for the three months ended December 31, 2008 were $2,963,798, or 54% of revenue, compared to $1,435,757, or 100% of revenue for the three months ended December 31, 2007. The increase in operating expenses is primarily attributable to increased spending levels for employees, professional fees, advertising, and allowance for bad debts to support the increase in revenues.

The Company’s net income for the three months ended December 31, 2008 increased $955,941 to $376,766 compared to a net loss of $579,175 for the three months ended December 31, 2007 due to substantially higher sales volumes at substantially lower incremental operating expense.
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About Liberator Medical Holdings, Inc.
Liberator Medical Holdings, Inc.’s subsidiary, Liberator Medical Supply, Inc., established the Liberator brand as a leading national direct-to-consumer provider of quality medical supplies to Medicare-eligible seniors. An Exemplary Provider™ accredited by The Compliance Team, its unique combination of marketing, industry expertise and customer service has demonstrated success over a broad spectrum of chronic conditions. Liberator is recognized for offering a simple, reliable way to purchase medical supplies needed on a regular, ongoing, repeat-order basis, with the convenience of direct billing to Medicare and private insurance. Approximately 85% of its revenue comes from supplying products to meet the rapidly growing requirements of general medical supplies, personal mobility aids, diabetes, urological, ostomy and mastectomy patients. Liberator communicates with patients and their doctors on a regular basis regarding prescriptions and supplies. Customers may purchase by phone, mail or internet, with repeat orders confirmed with the customer and shipped when needed.
Safe Harbor Statement
This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including those related to the earnings and cash flow, leased space and number of employees. Forward-looking statements are subject to known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to be materially different from any future performance that may be suggested in this press release. Such risks and uncertainties may include, but are not limited to, the Company’s need to raise equity capital and its ability to obtain equity financing on acceptable terms, if at all, regulatory limitations on the medical industry in general, working capital constraints, fluctuations in customer demand and commitments, fluctuation in quarterly results, introduction of new services and products, commercial acceptance and viability of new services and products, pricing and competition, reliance upon subcontractors and vendors, the timing of new technology and product introductions, the risk of early obsolescence of our products and the other factors detailed in our annual report on Form 10-KSB for the fiscal year ended September 30, 2008 and our other filings with the Securities and Exchange Commission. We assume no obligation to update the information contained in this news release.

Liberator Medical Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	December 31,	September 30,
	2008	2008
	(Unaudited)
Assets
Current Assets
Cash	$3,761,607	$1,173,018
Accounts receivable, net of allowance for doubtful accounts of $1,512,786 and $1,055,606, respectively	3,029,627	2,405,102
Prepaid expenses	209,545	321,182
Inventory, net of allowance for obsolete inventory of $50,000 and $50,000, respectively	1,030,507	785,884
Deferred advertising, current portion	977,740	769,851
Other	4,463	1,848

Total Current Assets	9,013,489	5,456,885

Property and Equipment
Property and Equipment, net of accumulated depreciation of $780,952 and $714,641, respectively	796,111	815,833

Other Assets
Deferred advertising, net of current portion	841,586	660,524
Deferred loan costs	699,302	492,821
Deposits	129,759	100,089

Total Other Assets	1,670,647	1,253,434

Total Assets	$11,480,247	$7,526,152

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$1,828,484	$900,448
Accrued liabilities	229,945	289,848
Stockholder loan	1,664,649	1,664,649
Convertible notes payable, net of unamortized discount of $26,786 and $56,833, respectively	825,708	772,163
Capital lease obligations, current portion	54,125	50,816
Deferred rent liability, current portion	50,920	48,261

Total Current Liabilities	4,653,831	3,726,185

Long-Term Liabilities
Convertible notes payable, net of unamortized discount of $789,709 and $748,921, respectively	5,242,603	2,788,704
Capital lease obligations, net of current portion	80,594	82,155
Deferred rent liability, net of current portion	199,449	214,215

Total Long-Term Liabilities	5,522,646	3,085,074

Total Liabilities	10,176,477	6,811,259

Stockholders’ Equity
Common stock, $.001 par value, 200,000,000 shares authorized, 32,050,366 shares issued, 32,043,766 and 32,050,366 shares outstanding at December 31, 2008 and September 30, 2008, respectively	32,050	32,050
Additional paid-in capital	11,392,700	11,177,266
Accumulated deficit	(10,117,657)	(10,494,423)

	1,307,093	714,893
Less: Treasury stock, at cost (6,600 shares)	(3,323)	--

Total Stockholders’ Equity	1,303,770	714,893

Total Liabilities and Stockholders’ Equity	$11,480,247	$7,526,152

See accompanying notes to unaudited condensed consolidated financial statements.

Liberator Medical Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
For the three months ended December 31, 2008 and 2007
(Unaudited)

	Three Months Ended December 31,
	2008	2007
Sales	$5,454,923	$1,429,465

Cost of Sales	1,849,720	521,625

Gross Profit	3,605,203	907,840

Operating Expenses
Payroll, taxes and benefits	1,049,589	567,485
Advertising	297,794	67,666
Bad debts	678,982	154,917
Depreciation	66,309	45,900
General and administrative	871,124	599,789

Total Operating Expenses	2,963,798	1,435,757

Income (Loss) from Operations	641,405	(527,917)

Other Income (Expense)
Interest expense	(272,512)	(51,258)
Interest income	7,873	--

Total Other Income (Expense)	(264,639)	(51,258)

Income (Loss) before Income Taxes	376,766	(579,175)

Provision for Income Taxes	—	--

Net Income (Loss)	$376,766	$(579,175)

Basic earnings (loss) per share:
Weighted average shares outstanding	32,049,381	31,305,895
Earnings (loss) per share	$0.01	$(0.02)

Diluted earnings (loss) per share:
Weighted average shares outstanding	35,969,716	31,305,895
Earnings (loss) per share	$0.01	$(0.02)
See accompanying notes to unaudited condensed consolidated financial statements.

Liberator Medical Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
For the three months ended December 31, 2008 and 2007
(Unaudited)

	2008	2007
Cash flow from operating activities:
Net Income (Loss)	$376,766	$(579,175)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	357,144	113,566
Equity based compensation	136,025	264,252
Bad debt expense	678,982	154,917
Non-cash interest related to convertible note payable	161,788	—
Amortization of loan issuance costs	9,968	—
Changes in operating assets and liabilities:
Accounts receivable	(1,303,507)	(465,949)
Prepaid expenses and other current assets	(3,815)	(94,562)
Deposits	(29,670)	(2,135)
Inventory	(244,623)	528
Accounts payable	928,036	157,165
Accrued expenses	(41,719)	(8,674)
Deferred rent	(12,107)	(10,495)
Deferred loan costs	113,729	—
Deferred advertising	(679,786)	(157,031)

Net Cash Flow Provided by (Used in) Operating Activities	447,211	(627,593)

Cash flow from investing activities:
Purchase of property and equipment	(29,177)	(96,122)

Net Cash Flow Used in Investing Activities	(29,177)	(96,122)

Cash flow from financing activities:
Proceeds from sale of stock	—	672,700
Proceeds from issuance of convertible notes	2,500,000	—
Broker commissions	(203,056)	—
Legal and other fees paid	(107,404)	—
Purchase of treasury stock	(3,323)	—
Payments of long-term debt and capital lease obligations	(15,662)	(66,605)

Net Cash Flow Provided by Financing Activities	2,170,555	606,095

Net (decrease) increase in cash	2,588,589	(117,620)

Cash at beginning of period	1,173,018	176,819

Cash at end of period	$3,761,607	$59,199

Supplemental disclosure of cash flow information:
Cash paid for interest	$92,540	$51,258

Supplemental schedule of non-cash investing and financing activities:
Capital expenditures funded by capital lease borrowings	$17,410	$—
See accompanying notes to unaudited condensed consolidated financial statements.

Contact:
Liberator Medical Holdings, Inc.
Mark Libratore
President & CEO
772-287-2414
investors@liberatormedical.com
Investor Relations Contact

Gerald Kieft or Ryan Audin
Wall Street Resources, Inc.
772-219-7525
LiberatorIR@wallstreetresources.net
http://www.wallstreetresources.net